Exhibit 99.1

Clene Enters into Two Leases to Materially Expand Manufacturing Capacity of its Lead Asset CNM-Au8®

Newly completed lease agreements to more than quadruple Clene’s manufacturing capacity to support ongoing clinical trials, future clinical trials and the potential commercial production of CNM-Au8

SALT LAKE CITY, August 11, 2021 (GLOBE NEWSWIRE) -- Clene Inc. (NASDAQ: CLNN) along with its subsidiaries “Clene” and its wholly owned subsidiary Clene Nanomedicine, Inc., a clinical-stage biopharmaceutical company dedicated to the treatment of neurodegenerative disease using nanotechnology to treat energetic failure, today announced the completion of two lease agreements that will more than quadruple the company’s manufacturing capacity for its lead asset, CNM-Au8®, a gold nanocrystal suspension.

The first of these agreements is a ten (10) year lease for a manufacturing space located at 100 Chesapeake Boulevard, Elkton, Maryland. The 74,210 sq. ft. building will be redeveloped to support Clene’s proprietary electrochemical processes for manufacturing CNM-Au8 and will materially increase its manufacturing capacity in advance of the expected H1 2022 data release from its Phase 3 registration trial evaluating CNM-Au8 as a treatment for amyotrophic lateral sclerosis (ALS).  Clene expects redevelopment to commence within weeks and plans on partial occupancy with a few months and Phase 1 of production to be underway in the first half of 2022.

Simultaneously, Clene entered into a seven (7) year lease to further expand its existing manufacturing capacity at its site located at 500 Principio Parkway West, North East, Maryland to a total of 32,229 sq. ft. This expansion enables additional R&D and manufacturing capacity for CNM-Au8 and further positions Clene to address its potential long-term needs in its efforts to treat the neurodegenerative diseases of ALS, multiple sclerosis and Parkinson’s disease.

Rob Etherington, Chief Executive Officer and President of Clene commented, “All emerging pharmaceutical companies face the delicate balance of striving to align manufacturing capacity with the rigors of regulatory approvals and ultimately patient needs. As we move towards a readout from our registration trial in patients with ALS, we concluded this was the most appropriate time to undertake this expansion of our manufacturing capabilities. This will help enable that we are well prepared to meet the urgent unmet needs of ALS patients should CNM-Au8 receive regulatory approval.”

Mr. Etherington continued, “Clene is greatly appreciative of all the efforts behind the scenes by many parties to help facilitate this critical step in Clene’s evolution in an expeditious and efficient manner. We would like to thank them for helping us advance towards our goal of transforming the treatment of neurodegenerative disease.”

Mark Mortenson, Chief Science Officer of Clene commented, “Completion of these lease agreements could not have been accomplished without the tireless work of our landlord, the Town of Elkton, Cecil County and the State of Maryland. The foresight, professionalism and commitment by the leadership teams in the town, the county and the state were wonderful to experience and are a perfect example of the teamwork that abounds in the State of Maryland.”

On July 27, 2021, Governor Larry Hogan and Commerce Secretary Kelly Schulz visited Clene’s current manufacturing site and joined a helicopter ride to view Clene’s new Elkton, Maryland manufacturing site from the air.

About Clene

Clene, a clinical-stage biopharmaceutical company focused on neurodegenerative disease treatments, is leading the way by using nanotechnology to treat energetic failure, which underlies many neurological diseases. Clene has innovated a novel nanotherapeutic platform to create a new class of drugs. Clene’s lead drug candidate, CNM-Au8, is an aqueous suspension of catalytically-active, clean-surfaced, faceted gold nanocrystals that drive critical cellular energetic metabolism in the central nervous system (CNS). CNM-Au8 increases cellular energy production to accelerate neurorepair and improve neuroprotection. CNM-Au8 is currently being evaluated in a Phase 3 registration trial in amyotrophic lateral sclerosis (ALS), a Phase 2 trial examining disease progression via a novel electromyography technique in patients with early ALS, a Phase 2 trial for the treatment of chronic optic neuropathy in patients with stable relapsing multiple sclerosis (MS), and Phase 2 brain target engagement studies in patients with Parkinson’s disease (PD) and MS. Clene has also advanced into the clinic an aqueous solution of ionic zinc and silver for anti-viral and anti-microbial uses. The company is based in Salt Lake City, Utah with R&D and manufacturing operations in Maryland. For more information, please visit www.clene.com or follow us on Twitter, LinkedIn and Facebook.

CNM-Au8® is a federally registered trademark of Clene Nanomedicine, Inc.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Clene's actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "might" and "continues," and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant known and unknown risks and uncertainties, many of which are beyond Clene’s control and could cause actual results to differ materially and adversely from expected results. Factors that may cause such differences include Clene’s ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; any unanticipated delays and expenses encountered in connection with the expansion of Clene’s manufacturing capacity, including any due to regulatory requirements; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; Clene’s ability to achieve commercial success for its marketed products and drug candidates, if approved; Clene’s ability to obtain and maintain protection of intellectual property for its technology and drugs; Clene’s reliance on third parties to conduct drug development, manufacturing and other services; Clene’s limited operating history and its ability to obtain additional funding for operations and to complete the licensing or development and commercialization of its drug candidates; the impact of the COVID-19 pandemic on Clene’s clinical development, commercial and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in Clene’s Annual Report filed on Form 10K, as well as discussions of potential risks, uncertainties, and other important factors in Clene’s subsequent filings with the U.S. Securities and Exchange Commission. Clene undertakes no obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, subject to applicable law. All information in this press release is as of the date of this press release. The information contained in any website referenced herein is not, and shall not be deemed to be, part of or incorporated into this press release.

Media Contact
Gwendolyn Schanker
LifeSci Communications
(269) 921-3607
gschanker@lifescicomms.com

Investor Contact
Bruce Mackle
LifeSci Advisors, LLC
(929) 469-3859
bmackle@lifesciadvisors.com

Source: Clene Inc.